Ally Financial Reports Preliminary Fourth Quarter and Full Year 2012 Financial Results

•	Fourth quarter 2012 net income of $1.4 billion
•	Full year 2012 net income of $1.2 billion
•	Results benefited $1.3 billion from release of tax valuation allowance and related effects
•	U.S. net financing revenue in Auto Finance up 39 percent, U.S. earning assets up 18 percent from comparable prior year period
•	Bank retail deposits increased 27 percent in 2012
•	Reached agreements to sell international operations for $1.6 billion premium to tangible book value or 23 percent

NEW YORK (Feb. 5, 2013) – Ally Financial Inc. (Ally) today reported net income of $1.4 billion for the fourth quarter of 2012, compared to net income of $384 million in the prior quarter and a net loss of $206 million for the fourth quarter of 2011. The company reported core pre-tax income of $19 million in the fourth quarter of 2012, compared to core pre-tax income of $341 million in the prior quarter and a core pre-tax loss of $172 million in the comparable prior year period. Core pre-tax income/loss reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges.

Also during the fourth quarter, Ally incurred certain charges to reposition the company. During the fourth quarter, these charges included: $94 million pension expense resulting from the company’s strategic decision to de-risk its long-term pension liability through lump-sum buy-outs and annuity placements for former subsidiaries; $148 million charge incurred for the early prepayment of certain Federal Home Loan Bank (FHLB) debt to further reduce Ally’s funding costs; and $46 million in legal, advisory fees, and other expenses related to the ResCap bankruptcy and disposition of Ally’s international operations.

Excluding these charges for items related to the company’s repositioning, core pre-tax income for the quarter totaled $308 million compared to core pre-tax income of $379 million for the third quarter of 2012.

Results for the quarter were driven by continued growth in the company’s core U.S. auto finance franchise. Performance in the quarter was also affected by strong gain on sale revenue in Mortgage Operations, as well as $1.3 billion from the release of tax valuation allowance and related effects.

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For the full year 2012, Ally reported net income of $1.2 billion, compared to a net loss of $157 million in 2011. The core pre-tax loss in 2012 totaled $419 million, compared to core pre-tax income of $11 million in the prior year. Excluding certain costs to reposition the company, as well as ResCap’s financial results prior to deconsolidation at the time of its bankruptcy filing, total impairment of Ally’s $442 million equity interest in ResCap, and a $750 million charge incurred by Ally as part of the bankruptcy filing, the company’s core pre-tax income totaled $1.1 billion in 2012 and $865 million in 2011.

“This past year represented another significant step forward in Ally’s evolution and further defining its future path.  A number of strategic actions were taken that will reshape and strengthen the company going forward.  Agreements were reached to sell the international operations at a substantial premium, and steps were taken to further address the legacy mortgage risks,” said Ally Chief Executive Officer Michael A. Carpenter.  “In addition, our core auto services and direct banking platforms made substantial progress amid competitive markets.”

“Our U.S. auto finance franchise continued to demonstrate the strength of its dealer-focused business model with U.S. earning assets up approximately 18 percent year-over-year, driven by a more diverse and profitable origination mix,” Carpenter continued.  “Ally’s premium service levels and comprehensive product offerings are unmatched in the marketplace and have enabled us to evolve our business model over time to one that is no longer reliant on exclusive rights to subvented loans, but rather centered on delivering the best value for dealers and consumers.”

“Ally Bank continued to steadily grow retail deposits and its customer base by offering a unique consumer value proposition. With the launch of its next generation of mobile banking, Ally Bank is well-placed to continue to capitalize on the ongoing consumer preference shift toward direct banking.”

Carpenter concluded, “The momentum created in 2012 positions Ally to make additional strides in 2013.  Our focus remains on delivering strong results from our leading franchises, completing our strategic transformation, gaining additional efficiencies in the business and repaying the U.S. Treasury investment.”

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Quarterly and Full Year Operating Results

With sale agreements for Ally’s international operations in place, these businesses have been reclassified as held-for-sale and reported as discontinued operations.  During the fourth quarter, Ally implemented changes in its reported operating segments to reflect the changes in its continuing operations. Ally’s segments now include Automotive Finance (which primarily includes Ally’s U.S. auto finance operations), Insurance, Mortgage Operations, and Corporate and Other. Expenses associated with deposit gathering activities and other additional costs related to obtaining liquidity have been reallocated from the Corporate and Other Segment to the Automotive Finance and Mortgage Operations segments. All periods presented have been restated to reflect these changes. Additionally, corporate overhead that was previously allocated to International Operations and ResCap is now reflected in the Corporate and Other segment.

Income/(Loss) from Continuing Operations by Segment

($ millions)

				Increase/(Decrease) vs.
	4Q 12	3Q 12	4Q 11	3Q 12	4Q 11
Automotive Finance[1]	$371	$337	$285	$34	$86
Insurance[1]	27	13	80	14	(53)
Mortgage Operations[1,2]	100	330	101	(230)	(1)
Corporate and Other (ex. OID)[1,2,3]	(190)	(301)	(287)	111	97
Core pre-tax / (loss) income, excluding ResCap-related and repositioning items[4]	$308	$379	$179	$(71)	$129
Repositioning items[5]	(289)	(38)	(12)	(251)	(277)
ResCap-related items[6]	-	-	(339)	-	339
Core pre-tax income / (loss)[4]	$19	$341	$(172)	$(322)	$191
OID amortization expense	56	76	137	(20)	(81)
Income tax (benefit) / expense[8]	(1,383)	43	10	(1,426)	(1,393)
Income / (Loss) from discontinued Operations[9]	100	162	113	(62)	(13)
Net (loss) income	$1,446	$384	$(206)	$1,062	$1,652

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	2012	2011	Increase/ (Decrease)
Automotive Finance[1]	$1,389	$1,333	$56
Insurance[1]	160	316	(156)
Mortgage Operations[1]	639	160	479
Corporate and Other (ex. OID)[1,2,3]	(1,090)	(944)	(146)
Core pre-tax income / (loss), excluding ResCap-related and repositioning items[4]	$1,098	$865	$233
Repositioning items[5]	(347)	(27)	(320)
ResCap-related items[6]	(1,170)	(827)	(343)
Core pre-tax (loss) / income[4]	$(419)	$11	$(430)
OID amortization expense[7]	336	962	(626)
Income tax (benefit) / expense[8]	(1,330)	51	(1,381)
Income/ (loss) from discontinued Operations[9]	667	845	178
Net (loss) income	$1,242	$(157)	$1,399

1. Results have been restated for all periods shown to allocate expenses associated with deposit gathering activities and other additional costs related to obtaining liquidity to the Auto Finance and Mortgage operations. These expenses were previously included within our Corporate and Other activities. Additionally, we began to include overhead that was previously allocated to operations that have since been sold, deconsolidated or moved into discontinued operations within our Corporate and Other activities. The new presentation is intended to reflect management's current view of the segments presented.

2. Mortgage Operations and Corporate and Other are presented excluding ResCap-related items. These items are non-GAAP financial measures. For reconciliations, refer to slide 27 & 28 in the Ally Financial Inc. 4Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

3. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

4. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

5. Repositioning items for 4Q12 include: ($94) million for legacy pension and compensation expense, ($148) million for early debt prepayment charge and ($46) million for advisory, legal and other items. For reconciliations, refer to slide 27 and 28 in the Ally Financial Inc. 4Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

6. ResCap-related items include ResCap financial results prior to deconsolidation. Refer to slides 27 & 28 for details.

7. OID amortization expense includes accelerated OID amortization of $50 million in full year 2011 from extinguishment of debt.

8. The income tax benefit in the 4Q12 and FY12 was primarily driven by a $1.3 billion release of tax valuation allowance and related effects.

9. The following businesses are classified as discontinued operations: ResMor Trust mortgage operations (Canada) (sale completed 2Q12); automotive finance operations in Venezuela (sale completed 1Q12); the U.K. consumer property and casualty insurance business (sale completed 2Q11); retail automotive finance operations in Ecuador (sale completed 1Q11); the Mexican insurance business, ABA Seguros (sale announced 4Q12); the Canadian automotive finance operations, Ally Credit Canada Limited, and ResMor Trust (sale announced 4Q12); automotive finance operations in Europe, Latin America, and joint venture in China (sale announced 4Q12); U.K.-based operations that provide vehicle service contracts and insurance products in Europe and Latin America (sale announced 4Q11); and Commercial Finance operations European division (ceased operations 4Q12).

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Highlights

•	Ally’s industry-leading U.S. auto finance franchise remained well-positioned, despite significant competition.
o	Grew U.S. net financing revenue 39 percent from comparable prior year period.
o	Significant growth in U.S. automotive earning assets, increasing 18 percent year-over-year.
o	U.S. consumer financing originations at $8.9 billion for the quarter, despite lower subvented volumes compared to the prior year period.
o	Diversified new originations up 29 percent for full-year 2012.
o	Lease originations up 60 percent versus fourth quarter last year.
o	Used and lease originations now account for 46 percent of total 2012 consumer originations, compared to 14 percent three years ago.
o	Grew number of diversified U.S. dealer relationships 21 percent versus comparable prior year period.
o	Strong dealer commitment to premium service model and unmatched offerings; more than 5,500 dealers using four or more products.

•	Ally’s leading insurance operations strengthened and grew dealer relationships through its full-service, dealer-centric business model.
o	Written premiums for full-year 2012 in the Dealer Products and Services group grew to $1.1 billion, the highest level since 2008.
o	Increased the number of dealers participating in its full-suite of services by 13 percent year-over-year.
o	Approximately 80 percent of U.S. dealers with floorplan financing through Ally also carry floorplan insurance with the company.

•	Ally Bank franchise continued to build its deposit base and maintained strong customer loyalty with a unique consumer value proposition.
o	Grew retail deposits to $35.0 billion, up 27 percent from the fourth quarter of 2011.
o	Grew to more than 1.2 million customer accounts, up 25 percent year-over-year.
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o	Reached an all-time quarterly high for CD retention of 93 percent, marking the sixth consecutive quarter with retention rates of 90 percent or higher.
o	Launched next generation of mobile banking in November.
o	Improved brand awareness to a quarterly average of 44 percent, up from 38 percent a year ago (Source: TNS Custom Research).
o	Increased customer satisfaction to an all-time high of 94 percent in the fourth quarter.
o	Recognized by Change Sciences Group as among the top in the industry for online banking usability and account opening.
o	Named a 2012 online banking “hit” by Kiplinger’s Personal Finance.

•	Ally maintained a strong capital and liquidity profile with robust interest from lenders and investors.

o	Completed new global secured and unsecured funding transactions totaling more than $5 billion during the quarter and more than $28 billion for the year.

o	Improved cost of funds, excluding OID, approximately 24 basis points quarter-over-quarter and approximately 47 basis points in the past year.
o	Maintained robust capital ratios with preliminary Tier 1 capital ratio at 13.1 percent.
o	Time to Required Funding remains strong at more than two years.

•	Including dividends and interest, Ally will have paid approximately $5.9 billion to the U.S. Treasury as of Feb. 15, 2013, reflecting more than one-third of the investment made in the company.

•	Repaid $7.4 billion of debt issued under the FDIC’s Temporary Liquidity Guarantee Program (TLGP), and exited the program.

Strategic Actions Update

Ally made significant strides in the fourth quarter on its key strategic actions aimed at strengthening the company's longer term financial profile and accelerating repayment of the U.S. Treasury's investment.

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International Businesses

On Feb. 1, Ally announced that the sale of its Canadian auto finance operation, Ally Credit Canada Limited, and ResMor Trust to Royal Bank of Canada (RBC) had been completed. The first of the international transactions to be completed, Ally received $4.1 billion USD for the business in the form of a $3.7 billion payment at closing and $400 million of dividends paid following the announcement of the transaction, comprised of approximately $250 million in the fourth quarter of 2012 and approximately $150 million in the first quarter of 2013. Total proceeds represent an approximate $620 million premium to book value.

In October, Ally also announced the agreement to sell its Mexican insurance business, followed by an agreement in November to sell its remaining international operations in Europe and Latin America, as well as its share in a joint venture in China, to General Motors Financial Company, Inc. (GM Financial), a wholly-owned subsidiary of General Motors Co. In total, the sales are expected to generate approximately $9.2 billion in proceeds, which includes approximately $600 million of dividends and other contributions received from international entities in the fourth quarter. Proceeds reflect a premium to tangible book value of $1.6 billion or 23 percent as of Dec. 31, 2012.

International Entities Summary1

($ billions)
Business	Assets	Tangible Book Value[2]	Proceeds[3]	Premium to TBV
ABA Seguros	$0.9	$0.3	$0.7	$0.4
Canada[4]	12.6	3.3	3.9	0.6
Europe, Latin America, China JV	17.6	3.5	4.1	0.5
Total	$31.0	$7.0	$8.6	$1.6

1. As of 12/31/12

2. Book value on a GAAP basis was approx. $7.5B which included approx. $0.5B of associated goodwill.

3. Proceeds (with the exception of ABA) subject to final Tangible Book Value. Does not include approximately $600 million of dividends and other contributions received from entities by Ally during 4Q12.

4. Canada includes ACCL and ResMor Trust (includes assets from NAO and Corp/Other segments)

These transactions are expected to close throughout 2013. Ally is focused on completing each of these transactions and evaluating options to return capital to the U.S. Treasury.

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ResCap Chapter 11 Filing

ResCap’s bankruptcy case continues to move forward, and on Jan. 31, the sale of ResCap assets to Walter Investment Management for proceeds of approximately $500 million was completed. This asset sale, combined with the upcoming, estimated $2.5 billion asset sale to Ocwen Loan Servicing, LLC and approximately $1.4 billion asset sale to Berkshire Hathaway, will generate significant additional value for ResCap’s creditors, including Ally.

In December, at ResCap’s request, ResCap's bankruptcy court appointed the Honorable James Peck, United States Bankruptcy Court Southern District of New York, to serve as mediator to facilitate discussions among creditors.  Ally supported ResCap's mediator request and is a participant in that process.

Finally, Ally continues to fully cooperate with the bankruptcy court-ordered examination, which continues to move forward and is currently expected to be completed in April.  As with any legal process, timing and the outcome can never be guaranteed; however, Ally is focused on receiving repayment of its remaining secured debt and other claims in the ResCap cases and moving forward with its leading auto finance business and direct banking franchise.

Agency MSR and Business Lending Operation

Ally Bank is exploring alternatives for the agency MSR portfolio and its mortgage business lending operation, and the Bank is encouraged by the initial interest. Going forward, Ally Bank will continue to originate a modest level of high-quality residential jumbo mortgages for its own portfolio through strategic third party relationships.

Liquidity and Capital

Ally’s consolidated cash and cash equivalents declined to $7.5 billion as of Dec. 31, 2012, compared to $17.2 billion at Sept. 30, 2012. Included in the Dec. 31 balance are: $2.7 billion at Ally Bank and $617 million at the insurance business. Liquidity at the company moderated at the close of the fourth quarter following the successful repayment of long-term debt maturities, including repayment of $7.4 billion in senior, fixed and floating rate notes guaranteed by the FDIC’s TLGP, and in doing so, Ally exited the program.

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Ally's total equity was $20.0 billion at Dec. 31, 2012, compared to $18.8 billion at the prior quarter’s end. The company's preliminary fourth quarter 2012 Tier 1 capital ratio was 13.1 percent, down compared to the prior quarter primarily due to increased risk-weighted assets from commercial automotive growth; positive net income was offset by an increase in regulatory disallowed deferred tax assets.

Funding

Ally continued to execute a diverse funding strategy during 2012 and completed new funding transactions globally totaling more than $28 billion for the year, including $5.3 billion in the fourth quarter. Fourth quarter funding activity included $4.8 billion of new secured and revolving funding transactions and more than $500 million of new unsecured debt. In total for the year, the company completed $14.8 billion in global term securitizations, including a new public lease funding platform at Ally Bank, as well as $2.5 billion in whole loan sales and off-balance sheet securitization; $3.6 billion of unsecured debt; and $7.1 billion of incremental capacity at Ally Financial through new and upsized facilities.

The company’s Time to Required Funding remains strong at more than two years as of Dec. 31. This is a liquidity measure expressed as the number of months that the company expects to be able to meet its ongoing liquidity needs as they arise without issuing unsecured debt. It assumes no changes in U.S. asset growth projections and that the auto asset-backed securities market remains open.

Deposits

The company remains focused on growing quality deposits through its direct banking subsidiary Ally Bank. Retail deposits at Ally Bank increased to $35.0 billion as of Dec. 31, 2012, compared to $32.1 billion at the end of the prior quarter. Brokered deposits at Ally Bank totaled approximately $9.9 billion as of Dec. 31, 2012, flat from the prior quarter. Ally Bank’s deposit growth gained momentum in the fourth quarter with CD balance retention rates reaching an all-time quarterly high of 93 percent and, for the sixth consecutive quarter, Ally Bank had CD retention rates of 90 percent or higher. At the end of the year, the Ally Bank franchise had steadily expanded its customer base to 1.2 million customer accounts, growing 25 percent year-over-year, as Ally Bank’s enhanced consumer-centric value proposition continued to attract customers.

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Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within Auto Finance, Mortgage Operations and Corporate and Other, based on its underlying business activities.  During the fourth quarter of 2012, Ally Bank reported pre-tax income of $204 million, compared to $448 million in the corresponding prior year period. Excluding a one-time prepayment fee on the early retirement of high-cost FHLB debt, pre-tax income totaled $352 million. Performance in the quarter continued to be driven by improved net financing revenue, particularly as a result of growth in the leasing and commercial automotive portfolios. However, this was more than offset by a higher loan loss provision largely due to growth of automotive assets and reserve reductions in the fourth quarter of 2011 that did not fully repeat, as well as non-recurring other income in the comparable prior year period. Total assets at Ally Bank were $94.8 billion at Dec. 31, 2012, compared to $92.8 billion at Sept. 30, 2012. The increase in assets was driven by higher retail and commercial automotive assets, as well as increased mortgage held-for-sale assets due to an increase in mortgage originations. This was partially offset by lower cash balances. Approximately 63 percent of the company’s U.S. assets were funded at Ally Bank as of Dec. 31, 2012.

Automotive Finance

As a result of the sales agreements for Ally Financial’s international operations, including auto finance operations in Canada, Europe, Latin America and the joint venture in China, these businesses have been classified as held-for-sale and reported as discontinued operations. Consequently, the Auto Finance segment has been redefined to include Ally’s U.S. auto finance operations and remaining minimal operations outside of the U.S. that are in the process of running-off.

For the fourth quarter of 2012, Auto Finance reported pre-tax income of $371 million, compared to $285 million in the corresponding prior year period. This growth was primarily driven by strong net financing revenue, which improved $215 million year-over-year, resulting from growing lease and retail portfolios, and more favorable retail and lease margins. This was partially offset by a larger loan loss provision primarily resulting from strong asset growth.

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U.S. consumer financing originations in the fourth quarter of 2012 were $8.9 billion, compared to $9.2 billion in the corresponding prior year period, and were comprised of $4.7 billion of new retail, $2.1 billion of used and $2.1 billion of leases. U.S. consumer financing origination levels in the fourth quarter of 2012 were driven primarily by 60 percent year-over-year origination growth in the lease channel compared to the fourth quarter of 2011. For the full year, diversified new retail originations increased 29 percent versus 2011. In total, used, lease and diversified new retail originations continue to account for more than 50 percent of total U.S consumer originations.

U.S. earning assets for Auto Finance, which are on-balance sheet assets comprised primarily of consumer receivables, the consumer held-for-sale portfolio, leases and commercial receivables, totaled $100 billion, up 18 percent compared to Dec. 31, 2011. U.S. consumer earning assets totaled $67 billion, up 20 percent year-over-year, as strong originations continued to outpace asset run-off and fewer whole loan sales. U.S. commercial earning assets grew to $33 billion at Dec. 31, 2012, compared to $29 billion at the end of the comparable prior year period. The year-over-year increase was largely driven by higher dealer inventory levels.

Insurance

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $27 million in the fourth quarter of 2012, compared to $80 million in the corresponding prior year period. Underwriting income declined due to increased weather-related losses due to Superstorm Sandy. Proactive measures were taken to reduce dealer inventory damage claims by assisting affected dealers in moving more than 8,100 vehicles out of the path of the storm. Net investment income declined to $34 million in the fourth quarter of 2012, compared to $51 million of income in the comparable prior year period, as a result of lower investment gains.

Insurance’s Dealer Products and Services group continued to see strong written premiums with $239 million for the fourth quarter of 2012, compared to $232 million at the end of the comparable prior year period. The group also continues to increase the number of dealers participating in its full suite of training, technology, support and consultative services, improving 13 percent year-over-year.

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Mortgage Operations

During the fourth quarter 2012, Mortgage Operations reported pre-tax income of $100 million, essentially flat compared to pre-tax income (excluding ResCap) of $101 million during the fourth quarter of 20111. Performance in the quarter was driven by strong gain on sale revenue driven by HARP production.

Total mortgage loan production in the fourth quarter of 2012 was $9.8 billion, consisting primarily of prime conforming loans, compared to $8.2 billion in the third quarter of 2012 and $16.4 billion in the fourth quarter of 20112. The decrease in loan production year-over-year was largely driven by the company’s strategic decision to reduce its presence in the correspondent lending channel. Additionally, the company completed the wind-down of its warehouse lending business in the fourth quarter. This was partially offset by significantly increased production in the consumer lending channel. Refinancing activity remained strong, accounting for 86 percent of overall loan production during the quarter.

Corporate and Other

Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported a core pre-tax loss (excluding OID amortization expense and repositioning items) of $190 million, compared to a core pre-tax loss (excluding OID and repositioning items) of $287 million in the comparable prior year period3. Results were primarily affected by lower interest and operating expenses and increased other income compared to the prior year period.

1 For details with respect to how ResCap impacted Mortgage Operations for the periods shown, refer to slide 27 in the Ally Financial Inc. 4Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

2 Production in 4Q11 excludes ResCap.

3 Core pre-tax loss is a non-GAAP financial measure. Refer to slides 27 in the Ally Financial Inc. 4Q Earnings Review presentation for reconciliation to GAAP amounts. This is available at www.ally.com/about/investor/events-presentations/. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

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OID amortization expense totaled $56 million in the fourth quarter of 2012, compared to $137 million reported in the corresponding prior year period.

2013 Strategic Priorities
Ally has identified the following five major items as its strategic priorities for 2013:

•	Complete strategic transformation and capitalize on momentum created in 2012
•	Continue to create significant value for our auto dealers
o	Comprehensive products and services
o	Continue to innovate
o	Focus on expanding profitable dealer relationships, not market share
•	Stable deposit growth at Ally Bank
•	Establish path towards double-digit ROE
o	Continue cost of funds reduction
▪	Explore opportunities to accelerate trajectory
o	Improve business efficiencies and reduce noninterest expense
o	Regulatory environment
•	Repay U.S. Treasury

Additional Financial Information

For additional financial information, the fourth quarter 2012 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

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With approximately $182.4 billion in assets as of Dec. 31, 2012, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”); the profitability and financial condition of GM and Chrysler; bankruptcy court approval of the plan and settlement related to the bankruptcy filings by Residential Capital, LLC and certain of its subsidiaries; our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock
313-656-6954
sarah.n.comstock@ally.com

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